Exhibit 107
Calculation of Filing Fee Table
Form F-3
(Form Type)
Euroseas Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common shares, par value $0.03 per share	Rule 457(a)	4,041,943	$19.92(2)	$80,515,504.56(2)	0.0001102	$8,873(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$80,515,504.56		$8,873
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$8,873
(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions or as a result of the operation of anti-dilutive provisions and adjustments to conversion ratios.

(2)
Calculated in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is estimated to be $19.92, based on the average of the high and low prices of the common shares as reported on Nasdaq Capital Market on December 6, 2022.

(3)
Determined in accordance with Section 6(b) of the Securities Act to be $8,873 which is equal to 0.0001102 multiplied by the proposed maximum aggregate offering price of $80,515,504.56 for newly registered securities.